Exhibit 99.2

Report of Morgan Stanley & Co. Limited and

Citigroup Global Markets Limited on Eaton Profit Forecast

Morgan Stanley & Co. Limited	Citigroup Global Markets Limited

Registered in England and Wales, Number 2164628. Authorised and regulated by the Financial Services Authority	Registered in England, Number 1763297. Authorised and regulated by the Financial Services Authority
Registered office	Registered office.
25 Cabot Square	Citigroup Centre
Canary Wharf	Canada Square
London El4 4QA	Canary Wharf
United Kingdom	London E14 5LB
United Kingdom

23 July 2012

The Directors

Eaton Corporation

Eaton Centre

Cleveland, Ohio 44114-2584

USA

Attention: Alexander M. Cutler, Chairman and

Chief Executive Officer; President

Dear Sirs

Proposed Acquisition of Cooper Industries plc (“Cooper”) by Eaton Corporation (“Eaton”)

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited (together, “we”) refer to the profit forecasts comprising the statements made by Eaton in respect of the operating earnings per share and net income per share, for the year ending December 31, 2012 (the “Profit Forecast”) set out in Eaton’s Q2 earnings announcement dated 23 July 2012. The bases and assumptions upon which the Profit Forecast is based are set out in the Letter (as defined below) and will be included in the Proxy Filing to be issued by Eaton and sent to Cooper shareholders.

We have discussed the Profit Forecast (including the bases and assumptions on which it is made) with you as Directors of Eaton and with Ernst & Young LLP (“Ernst & Young”), Eaton’s reporting accountants. You have confirmed to us that all information relevant to the Profit Forecast has been disclosed to us.

We have also examined and discussed the accounting policies and bases of calculation for the Profit Forecast with you as Directors of Eaton and with Ernst & Young. We have also considered the letter from Ernst & Young dated 23 July 2012 addressed to yourselves and ourselves on this matter (the “Letter”). We have relied upon the accuracy and completeness of all of the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of providing this letter to you.

This letter is provided solely to the Directors of Eaton in connection with Rule 28 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended) and for no other purpose. Accordingly, save for any responsibility that we may have to the Directors of Eaton to whom this letter is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any person for any loss suffered by any such person as a result of or in connection with this letter or the work undertaken in connection with this letter.

On the basis of the foregoing, each of us considers that the Profit Forecast, for which the Directors of Eaton are solely responsible, has been made with due care and consideration.

Each of Morgan Stanley & Co. Limited and Citigroup Global Markets Limited has given and not withdrawn its consent to the publication of the Profit Forecast with the inclusion of this letter and the references to its name in the form and context in which they appear.

Yours faithfully,

Colm Donlon Managing Director For and on behalf of Morgan Stanley & Co. Limited	Basil Geoghegan Managing Director For and on behalf of Citigroup Global Markets Limited